Exhibit (a)(1)(R)

FORM OF MEETING INVITATION FOR ELIGIBLE PARTICIPANTS

Dear Caesars Option Holder,

Earlier today, you received an email from Gary Loveman announcing the commencement of our Option Exchange program. As a follow-up, we will be hosting two optional calls to review the details of the Exchange offer and answer any questions you may have regarding the program.

Please join us for whichever call works best with your schedule. Your choices are:

Friday, July 27th, at 10:00AM Pacific/1:00PM Eastern

or-

Tuesday, July 31st at 9:00AM Pacific/12:00PM Eastern

Please use the following link to join the Friday, 7/27 meeting:

Meeting information

Topic:	Exchange Overview

Date:	Friday, July 27, 2012
Time: 10:00 am, Pacific Daylight Time (San Francisco, GMT-07:00)
Meeting Number: XXX XXX XXX
Meeting Password: (This meeting does not require a password.)

To start or join the online meeting

Go to [internal WebEx link]

For assistance

1.	Go to [help link]

2.	On the left navigation bar, click “Support”.

To add this meeting to your calendar program (for example Microsoft Outlook), click this link:

[internal/customized link]

To check whether you have the appropriate players installed for UCF (Universal Communications Format) rich media files, go to [Web Ex support link]

IMPORTANT NOTICE: This WebEx service includes a feature that allows audio and any documents and other materials exchanged or viewed during the session to be recorded. You should inform all meeting attendees prior to recording if you intend to record the meeting. Please note that any such recordings may be subject to discovery in the event of litigation.